Exhibit 5.19

(304) 353-8107 Mike.Stuart@Steptoe-Johnson.com

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as West Virginia counsel to CHS/Community Health Systems, Inc. (the “Company”) and Oak Hill Hospital Corporation, organized and existing under the laws of the State of West Virginia (the “Guarantor”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”), that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”), and certain of the Company’s current and future domestic subsidiaries, including the Guarantor, and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Senior Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantor. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”)

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and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the Certificate of Incorporation and Bylaws for the Guarantor;

(ii) the certificate with respect to various factual matters signed by an officer of the Guarantor and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificate of Existence as issued by the West Virginia Secretary of State and dated as of September 2, 2014;

(iv) the Secured Notes Registration Rights Agreement;

(v) the Unsecured Notes Registration Rights Agreement;

(vi) the Secured Notes Indenture;

(vii) the Unsecured Notes Indenture;

(viii) the forms of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus contained in the Registration Statement (the “Prospectus”).

Items (iv) through (x) as set forth above shall hereinafter collectively be referred to as the “Principal Documents”.

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Subject to the assumptions, exceptions and limitations hereinafter stated, it is our opinion that:

(1) The Guarantor is validly existing and in good standing under the laws of the State of West Virginia.

(2) The Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by the Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by the Guarantor.

The opinions that are expressed herein are further subject to the following exceptions, limitations, assumptions and qualifications.

(a) The opinions expressed above are subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws of general application under the laws of the State of West Virginia and the United States relating to or affecting creditors’ rights, and to general principles of equity, judicial discretion and general requirements of good faith, fair dealing and commercial reasonableness (whether a matter is considered in a proceeding at law or in equity).

(b) Certain laws and decisions applicable in the State of West Virginia may limit, render unenforceable or otherwise affect the enforceability of, certain rights, remedies, waivers and other provisions contained in the Principal Documents. Such laws and decisions do not affect the validity, of the Principal Documents taken as a whole, and the Principal Documents, taken together with applicable law, contains adequate provisions for enforcing the obligations of the borrower thereunder and for the practical realization of the material benefits conveyed by the Principal Documents; provided, however, such laws and decisions do not, in our judgment make the remedies provided for in the Principal Documents and available at law inadequate for the practical realization of the security intended to be provided by the Principal Documents.

(c) We express no opinion as to the validity or enforceability of any provision in any Principal Document, (1) modifying or waiving any requirement of commercial reasonableness or prior notice or the right of redemption arising under any law, (2) waiving any rights afforded to any party thereto under any constitutional provision, (3) waiving the rights afforded to any party under any statute, or by which any party thereto waives any rights afforded to such party by applicable law, except to the extent such waiver expressly is permitted by statute, (4) imposing penalties, forfeitures, increased rates or late payment charges upon delinquency in payment or the occurrence of an event of default; (5) requiring the payment of interest on interest; (6) waiving any right to jury trial; or (7) waiving any right with respect to consent to jurisdiction or venue.

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(d) We express no opinion as to the enforceability of any rights to indemnification or contribution provided in the Principal Documents which may be deemed violative of public policy or any rights of setoff or similar rights provided in the Principal Documents.

(e) We express no opinion concerning the existence, location, or ownership of, or legal or equitable title to, any property or the priority of the interest of any entity in any property or any interest in property nor as to matters of lien priority, land use, including without limitation, zoning and subdivision matters, building codes, environmental laws, or other matters affecting any real property interest or title interests.

(f) We express no opinion as to the enforceability of any provision that would purport to permit the beneficiaries to confess judgment against the Guarantor.

(g) We express no opinion as to the validity or enforceability of any covenant of the Principal Documents that is not set forth in full in such Principal Document but which is incorporated by reference to another document.

(h) We express no opinion regarding any matter involving the licensing and/or regulation of any nursing home, hospice, residential care community or other health care provider as the same are defined in West Virginia Code Section 16-1-1 et seq.

(i) We have made no investigation and express no opinion as to the applicability to the Principal Documents or to the transaction contemplated thereby of provisions of the Federal Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers.

(j) Our opinions are subject to Section 522 of the United States Bankruptcy Code and with respect to proceeds of personal property, our opinions are limited in accordance with the provisions of Section 9-315 of the UCC.

(k) We express no opinion as to any of the following: (1) the accuracy or completeness of any financial, accounting or statistical information furnished by the Guarantor to any third party; (2) the financial status of the Guarantor; (3) the Guarantor’s ability to perform its obligations under the Principal Documents other than as specifically opined herein; and (4) the accuracy or completeness of any representations made by the Guarantor other than as specifically opined herein.

(l) This opinion letter is rendered as of the date set forth above, and is limited to present statutes, laws and regulations and to the facts as they currently exist. We disclaim any responsibility for notifying you of any changes affecting this opinion letter that later come to our attention and we assume no obligation to update or supplement this opinion letter.

We are qualified to practice law in the State of West Virginia. We do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State of West Virginia.

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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Steptoe & Johnson PLLC

STEPTOE & JOHNSON PLLC